Exhibit 20.2
MANAGEMENT INFORMATION CIRCULAR
INFORMATION INCORPORATED BY REFERENCE
     Certain information contained in this management information circular (the “Circular”) has been incorporated in this Circular from the annual report of the Corporation on Form 20-F (“Form 20-F”), which has been filed with the United States Securities and Exchange Commission and is attached hereto.
VOTING INFORMATION
Solicitation of Proxies
     This Circular of Canadian Solar Inc. (the “Corporation”) is furnished in connection with the solicitation of proxies by management of the Corporation for use at the annual and special meeting of shareholders of the Corporation (the “Meeting”) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular (the “Notice”).
     The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation. The Corporation may also use the services of a proxy solicitation firm. The cost of the solicitation of proxies will be borne by the Corporation.
Appointment of Proxies
     The persons named in the accompanying form of proxy are directors and/or officers of the Corporation.
     A shareholder has the right to appoint a person (who need not be a shareholder) other than the persons named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. To be effective, completed proxies must be received by BNY Mellon Shareowner Services by mail in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.
Revocation of Proxies
     Proxies given by shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with BNY Mellon Shareowner Services by mail or hand delivery to the Proxy Department, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900 United States of America at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.
Voting and Discretion of Proxies
     The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.

     If no directions are given, the common shares will be voted FOR:
(a)	the election of the five proposed nominees for election as directors named in the Circular;

(b)	the appointment of Deloitte Touche Tohmatsu CPA, Ltd. as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration; and

(c)	the approval of a special resolution of shareholders authorizing the Corporation to transfer all of the equity of its existing wholly-owned Chinese subsidiaries to a newly-formed, wholly-owned Chinese subsidiary (“China Holdco”), the equity of which will be held by the Corporation, either directly or indirectly through a newly-formed, wholly-owned Hong Kong subsidiary (“Hong Kong Holdco”), and to receive in exchange therefor equity of China Holdco or shares of Hong Kong Holdco (the “Reorganization Resolution”).
     The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.
Voting Shares
     Shareholders of record on Friday, June 5, 2009 are entitled to receive notice of and vote at the Meeting.
     The authorized capital of the Corporation consists of an unlimited number of common shares. As of April 30, 2009, there were 35,686,313 common shares outstanding. All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.
Principal Shareholders
     To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of Form 20-F.
Required Approval
     All matters to be dealt with at the Meeting require the approval of a majority of the votes cast on the matter, other than the Reorganization Resolution, which requires the approval of at least two-thirds of the votes cast on the matter.

BUSINESS OF MEETING
Consolidated Financial Statements
     The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2008, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.
Election of Directors
     The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles also provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors. The board of directors of the Corporation (the “Board”) has by resolution fixed the number of directors of the Corporation to be elected at the Meeting, within the specified minimum and maximum, at five. The term of office of each of the current directors expires on the election of directors at the Meeting.
     Management of the Corporation intends to nominate the individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation.
     The following table sets out the name and province or state and country of residence of each person proposed to be nominated for election as director at the Meeting and his current position with the Corporation. See Item 6A “Directors and Senior Management”, Item 6C “Board Practices — Committees of the Board of Directors” and Item 6E “Share Ownership” of Form 20-F for the following additional information with respect to each person proposed to be nominated for election as director at the Meeting: the period during which he has served as a director, the Board committees of which he is a member, his principal occupation and the number of common shares beneficially owned, directly or indirectly, or controlled or directed by him.

Name and Municipality of Residence	Current Position(s) with the Corporation
Shawn (Xiaohua) Qu	Chairman, President and Chief Executive
Suzhou, People’s Republic of China	Officer and Director

Arthur Chien	Director and Chief Financial Officer
Beijing, People’s Republic of China

Robert McDermott	Lead Independent Director
Toronto, Ontario, Canada

Lars-Eric Johansson	Director
London, The United Kingdom

Michael G. Potter	Director
Pleasanton, California, United States of America
Appointment of Auditors
     Management of the Corporation proposes that Deloitte Touche Tohmatsu CPA, Ltd. be re-appointed auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration. Deloitte Touche Tohmatsu CPA, Ltd. have been auditors of the Corporation since December 2005.

Reorganization Resolution
     Management of the Corporation is seeking approval of the Reorganization Resolution.
     A description of the Reorganization Resolution is set out in Schedule A to this Circular. A copy of the Reorganization Resolution is set out in Schedule B to this Circular.
Other Business
     Management of the Corporation knows of no other matters that may properly come before the Meeting.
STATEMENT OF EXECUTIVE COMPENSATION
General
     See Item 6B “Compensation of Directors and Executive Officers — Cash Remuneration and Share-based Remuneration” and Item 6C “Board Practices — Directors’ Agreements” of Form 20-F.
Employment and Management Contracts
     See Item 6C “Board Practices — Employment Agreements” of Form 20-F.
Compensation of Directors
     See Item 6B “Compensation of Directors and Executive Officers — Cash Remuneration” and Item 6C “Board Practices — Directors’ Agreements” of Form 20-F.
RELATED PARTY TRANSACTIONS
     See Item 7 “Major Shareholders and Related Party Transactions” of Form 20-F.
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS
     See Item 6C “Board Practices — Interested Transactions” and Item 7B “Related Party Transactions” of Form 20-F.
MATERIAL CONTRACTS
     See Item 10C “Material Contracts” of Form 20-F.
OTHER MATTERS
Shareholder Proposals
     Shareholders must submit any shareholder proposal that they wish to be considered at the annual meeting of shareholders of the Corporation in respect of the year ending December 31, 2009 to be held in 2010 no later than February 10, 2010. All shareholder proposals must comply with Section 137 of the Canada Business Corporations Act.

Glossary
     The term shareholder refers to a registered holder of common shares. The term common shares refers to common shares in the capital stock of the Corporation, excluding any restricted shares, which are subject to restrictions on voting, dividend rights and transferability.
Date of Information
     Except where noted, all information in this Circular is as of June 4, 2009.
APPROVAL OF CIRCULAR BY BOARD
     The contents and the sending of this Circular have been approved by the Board.
DATED at Toronto, Canada this 4th day of June, 2009.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman, President and Chief Executive Officer

SCHEDULE A
SPECIAL RESOLUTION OF SHAREHOLDERS
INTRODUCTION
     Management of the Corporation is seeking approval of a special resolution of shareholders (the “Reorganization Resolution”), authorizing the Corporation to transfer all of the equity of its existing wholly-owned Chinese subsidiaries to a newly-formed, wholly-owned Chinese subsidiary (“China Holdco”), the equity of which would be held by the Corporation, either directly or indirectly through a newly-formed, wholly-owned Hong Kong subsidiary (“Hong Kong Holdco”), in exchange for equity of China Holdco or shares of Hong Kong Holdco (the “Reorganization”).
     The purpose of the Reorganization is to streamline the operations of the Corporation.
     Assuming that the Reorganization Resolution is approved by shareholders, the board of directors of the Corporation (the “Board”) will have the authority to implement the Reorganization.
REORGANIZATION RESOLUTION
     The Corporation currently has seven wholly-owned Chinese subsidiaries (the “Chinese Subsidiaries”). See Item 4A “History of the Company — History and Development of the Company” and Item 4C “History of the Company — Organizational Structure” of Form 20-F. Management of the Corporation believes that it will be more efficient, for operating and tax purposes, to consolidate all of the Corporation’s China-based operations under one Chinese holding company.
     Section 189 of the CBCA provides that a sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business of the corporation requires the approval of the corporation’s shareholders by special resolution. Since the Reorganization will result in the transfer of all or substantially all the property of the Corporation to China Holdco in exchange for equity of China Holdco or shares of Hong Kong Holdco, completion of the Reorganization is conditional upon approval of the Reorganization Resolution by shareholders by special resolution.
     The following is a summary of the principal terms of the framework agreement to be entered into between the Corporation and China Holdco, and if the Corporation elects to hold the equity of China Holdco indirectly through a Hong Kong subsidiary, Hong Kong Holdco:
(a)	The Corporation will form and capitalize (the “Initial Equity”) China Holdco and transfer to China Holdco all of the outstanding equity of the Chinese Subsidiaries (the “Chinese Subsidiaries Equity”) in exchange for the issuance by China Holdco to the Corporation of additional equity of China Holdco (the “Transfer Equity” and, together with the Initial Equity, the “China Holdco Equity”). Following the transfer of the Chinese Subsidiaries Equity and the issuance of the Transfer Equity, China Holdco will be a wholly-owned subsidiary of the Corporation and the Chinese Subsidiaries will be wholly-owned subsidiaries of China Holdco.

(b)	If the Corporation elects to hold the equity of China Holdco indirectly through a Hong Kong subsidiary, the Corporation will also form Hong Kong Holdco. If it does, the Corporation will transfer to Hong Kong Holdco the China Holdco Equity in exchange for the issuance by Hong Kong Holdco to the Corporation of shares of Hong Kong Holdco (“Hong Kong Holdco Shares”). Following the transfer of the China Holdco Equity and the issuance of the Hong Kong Holdco Shares, Hong Kong Holdco will be a wholly-owned subsidiary of the Corporation, China Holdco will be a wholly-owned subsidiary of Hong Kong Holdco and the Chinese Subsidiaries will be wholly-owned subsidiaries of China Holdco.
     If the Reorganization Resolution is approved by shareholders by special resolution, the Board will have the authority to determine whether and when to implement the Reorganization provided that, if implemented, the Reorganization must be implemented before the next annual meeting of shareholders of the Corporation. Implementation of the Reorganization will be subject to, among other things, receipt of all required regulatory approvals.
TAX CONSIDERATIONS
     The tax considerations of the Reorganization for shareholders are described in Appendix 1 to this Schedule A.
RIGHTS OF DISSENT
     Pursuant to Section 190 of the CBCA, a registered holder of shares of the Corporation may dissent in respect of the Reorganization. If the Reorganization is completed, dissenting shareholders who have complied with the requirements of Section 190 of the CBCA will be entitled to be paid the fair value of their common shares. These requirements are summarized in Appendix 2 to this Schedule A. Failure to adhere strictly to these requirements may result in the loss or unavailability of any right to dissent.

APPENDIX 1
TAX CONSIDERATIONS
This schedule describes certain tax considerations for holders (the “Shareholders”) of common shares (the “Shares”) of Canadian Solar Inc. (the “Corporation”) in connection with the Reorganization, as those terms are defined in the attached Circular.
THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED
TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS
SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.
TAX CONSIDERATIONS IN CONNECTION WITH THE REORGANIZATION
Principal Canadian Federal Income Tax Considerations
The following describes the principal Canadian federal income tax considerations to Shareholders relative to the Reorganization and to the Corporation undertaking the Reorganization for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”).
This summary is applicable only to Shareholders who at all relevant times, for the purposes of the Canadian Tax Act, hold their Shares as capital property and deal at arm’s length and are not affiliated with the Corporation. Generally, the Shares will be considered to be capital property to a person provided the person does not hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure in the nature of trade.
SHAREHOLDERS WHO DO NOT HOLD THE SHARES AS CAPITAL PROPERTY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THEIR PARTICULAR CIRCUMSTANCES.
This summary is not applicable to: (i) any Canadian resident Shareholder in respect of whom the Corporation will at any time be a “foreign affiliate” within the meaning of the Canadian Tax Act or a “foreign investment entity” within the meaning of certain proposed amendments to the Canadian Tax Act; (ii) any non-Canadian Shareholder who uses or holds, or may be deemed to use or hold, their Shares in connection with a trade or business carried on in Canada; (iii) any Shareholder that is an insurer or that is a financial institution subject to the mark-to-market rules in the Canadian Tax Act; or (iv) Shareholders who acquired their Shares on the exercise of stock options. This summary is not applicable to holders of options to acquire Shares.
SUCH SHAREHOLDERS AND SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS.
This summary is based on the provisions of the Canadian Tax Act and regulations thereunder in force as at the date hereof and on the published administrative policies of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposed changes to the Canadian Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof. This summary does not take into account any other changes in law, whether by judicial, governmental or legislative decision or action, nor any provincial, territorial or foreign income tax considerations. This summary is not exhaustive of all possible Canadian federal income tax considerations.
Consequences to Shareholders
Generally
Shareholders will not recognize a capital gain or loss for Canadian income tax purposes as a result of the Reorganization, as such event does not result in a disposition or deemed disposition of Shares.
The Reorganization will not affect the Canadian income tax treatment of Shareholders or Dissenting Shareholders with respect to gains incurred on the sale of Shares or dividends or deemed dividends received on the Shares.
Consequences to the Corporation
Reorganization
The Reorganization will be structured so that the transaction qualifies for a tax free roll-over under the Canadian Tax Act so that the disposition by the Corporation of the shares it owns in its foreign subsidiaries will not give rise to a gain for Canadian income tax purposes.

APPENDIX 2
DISSENT RIGHTS
The following is a description of the rights of a registered holder of common shares of the Corporation who intends to dissent from the Reorganization Resolution and seek payment of the fair value of its common shares (a “Dissenting Shareholder”). The description is not a comprehensive summary of the procedures to be followed by a Dissenting Shareholder and is qualified in its entirety by Section 190 of the Canada Business Corporations Act (the “CBCA”).
Section 190 of the CBCA requires adherence to the procedures established therein. Failure to adhere to such procedures may result in the loss of dissent rights. Shareholders who wish to exercise their dissent rights should consult with their legal advisors. Dissenting Shareholders should note that the exercise of dissent rights can be a complex, time-consuming and expensive procedure.
Dissent to the Reorganization Resolution
In addition to any other right that a Dissenting Shareholder may have, but subject to any limitations contained in the CBCA, a Dissenting Shareholder who complies with the provisions of Section 190 of the CBCA is entitled, when the action approved by the Reorganization Resolution from which the Dissenting Shareholder dissents becomes effective, to be paid by the Corporation the fair value of the common shares in respect of which the Dissenting Shareholder dissents, determined as of the close of business on the day before the day on which the Reorganization Resolution was approved by shareholders.
A Dissenting Shareholder may only exercise its dissent rights with respect to all the common shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.
Beneficial Shareholders
Persons who are beneficial holders of common shares of the Corporation registered in the name of a broker, custodian, nominee or other intermediary and who wish to dissent should be aware that only registered holders of common shares of the Corporation are entitled to dissent. Accordingly, if you are a beneficial shareholder and wish to exercise your right of dissent, you must make arrangements for the common shares beneficially owned by you to be registered in your name before the time that you are required to exercise your right of dissent or, alternatively, to make arrangements for the registered holder of the common shares beneficially owned by you to exercise your right of dissent on your behalf.
Procedure to Exercise Dissent Rights
In order to dissent, a Dissenting Shareholder must send to the registered office of the Corporation, by mail at 675 Cochrane Drive, East Tower, 6th Floor, Markham, Ontario, Canada L3R 0B0 or by facsimile at fax number +1 905 530-2001, at or before the annual and special meeting of shareholders at which the Reorganization Resolution is to be voted on (the “Meeting”), a written objection (the “Written Objection”) to the Reorganization Resolution, clearly identifying the Reorganization Resolution as the resolution with respect to which the dissent is being exercised.

If the Reorganization Resolution is approved by the shareholders of the Corporation, the Corporation must, within ten days thereof, send to each Dissenting Shareholder who has filed and not withdrawn a Written Objection a notice (the “Corporation’s Notice”) that the Reorganization Resolution has been approved.
Within 20 days after it receives the Corporation’s Notice (or, if the Dissenting Shareholder does not receive the Corporation’s Notice, within 20 days after learning that the Reorganization Resolution has been approved), the Dissenting Shareholder must deliver to the registered office of the Corporation (as set forth above), a further written notice (the “Demand Notice”) demanding payment of the fair value of the Dissenting Shareholder’s common shares. The Demand Notice must include the Dissenting Shareholder’s name and address and the number of common shares in respect of which the Dissenting Shareholder dissents. The Dissenting Shareholder must also, within 30 days after sending the Demand Notice, send the certificates representing the common shares in respect of which the Dissenting Shareholder dissents to the Corporation or its transfer agent. The Corporation or its transfer agent will endorse on the share certificates received from the Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and promptly return the certificates to the Dissenting Shareholder.
A Dissenting Shareholder who fails to send to the Corporation, within the appropriate time frame, a Written Objection, a Demand Notice and the certificates representing the common shares in respect of which the Dissenting Shareholder dissents, will forfeit its dissent rights under Section 190 of the CBCA.
The Corporation must, not later than seven days after the later of the day on which the action approved by the Reorganization Resolution is effective and the day on which the Corporation received the Demand Notice, send to each Dissenting Shareholder who has sent a Demand Notice a written offer (the “Offer”) to pay the fair value amount, as considered by the directors of the Corporation, for each of the Dissenting Shareholder’s common shares. The Offer must be accompanied by a statement showing how the fair value of the common shares was determined. If the Dissenting Shareholder does not accept the Offer within 30 days, the Offer will lapse. If the Dissenting Shareholder accepts the Offer within 30 days, the Corporation must pay for the common shares of the Dissenting Shareholder within ten days after acceptance.
Application to the Court
If the Corporation fails to make an Offer or if a Dissenting Shareholder fails to accept an Offer made by the Corporation, the Corporation may, within 50 days after the action approved by the Reorganization Resolution is effective or within such further period as a court may allow, apply to a court having jurisdiction in either Ontario or in the province where the Dissenting Shareholder resides if the Corporation carries on business in that province (the “Court”) to fix a fair value for the common shares of the Dissenting Shareholders. There is no obligation on the Corporation to make such an application. If the Corporation does not make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days or within such further time period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in respect of an application made by either the Dissenting Shareholder or the Corporation.
If such an application made, whether by the Corporation or a Dissenting Shareholder, all Dissenting Shareholders whose common shares have not been purchased by the Corporation will be joined as parties to the application and will be bound by the decision of the Court. The Corporation must notify all affected Dissenting Shareholders of the date, place and consequences of any application and of their right to appear and be heard in person or by counsel with respect to the application.
On the application, the Court will make an order fixing the fair value of the common shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against the Corporation and in favour of each of those Dissenting Shareholders. The Court may, at its discretion, appoint one or more appraisers to assist it in fixing the fair value of the common shares. The Court may also, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder, calculated from the date the action approved by the Reorganization Resolution is effective until the date of payment. The fair value of the common shares as determined for such purpose by the Court will not necessarily be the same as, and could vary significantly from, the fair market value of the common shares.
Circumstances in Which Payment May Not Be Made
The Corporation will not be required to make a payment to a Dissenting Shareholder if there are reasonable grounds for believing that the Corporation is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of the Corporation would thereby be less than the aggregate of its liabilities (the “Conditions”).
If the Conditions apply, the Corporation must notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their common shares:
(a)	not later than seven days after the later of the day on which the action approved by the Reorganization Resolution is effective or the day the Corporation received the Demand Notice; or

(b)	within ten days after the pronouncement of an order by the Court, if any, as described above.
In the event of the notice in (b), a Dissenting Shareholder may, by written notice delivered to the Corporation at its registered office (as set forth above) within 30 days after receipt of such notice, either withdraw its Demand Notice, in which case the Corporation shall be deemed to consent to the withdrawal and such Dissenting Shareholder shall be reinstated with full rights as a shareholder, or retain its status as a claimant against the Corporation to be paid as soon as the Corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Corporation, but in priority to its shareholders.
Cessation of Rights
On the sending of a Demand Notice, each Dissenting Shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of its common shares as determined under Section 190 of the CBCA, except where:
(a)	the Demand Notice is withdrawn before the Corporation makes an Offer;

(b)	the Corporation fails to make an Offer and the Dissenting Shareholder withdraws the Demand Notice; or

(c)	the Reorganization Resolution is revoked by the Board of Directors of the Corporation pursuant to the provisions of the CBCA, in which case the Dissenting Shareholder’s rights will be re-instated as of the date the Demand Notice was sent to the Corporation.

SCHEDULE B
CANADIAN SOLAR INC.
(the “Corporation”)
SPECIAL RESOLUTION OF SHAREHOLDERS AUTHORIZING REORGANIZATION

RESOLVED AS A SPECIAL RESOLUTION THAT:
1.	The Corporation is authorized to transfer all of the equity of its existing wholly-owned Chinese subsidiaries to a newly-formed, wholly-owned Chinese subsidiary (“China Holdco”), the equity of which will be held by the Corporation, either directly or indirectly through a newly-formed, wholly-owned Hong Kong subsidiary (“Hong Kong Holdco”), and to receive in exchange therefor equity of China Holdco or shares of Hong Kong Holdco (the “Reorganization”).

2.	The board of directors of the Corporation (the “Board”) is authorized to fix the terms and conditions of the Reorganization.

3.	Any director or officer of the Corporation is authorized, for and on behalf of the Corporation, to execute and deliver, or caused to be delivered, such documents and instruments, and to do or cause to be done, such other acts and things, as in the opinion of such director or officer is necessary or desirable in order to carry out the intent and purpose of this special resolution.

4.	The Board is authorized, in its discretion, and without further approval or authorization of the shareholders of the Corporation, to revoke this special resolution and abandon the Reorganization at any time.